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                                                                    EXHIBIT 6.1

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into as of July 1, 1997 by and between NEUTRAL POSTURE ERGONOMICS, INC., a Texas corporation (the "COMPANY"), and Rebecca Boenigk (the "EXECUTIVE").

                                R E C I T A L S

        The Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive wishes to enter in the employ of the Company, on the terms and conditions hereinafter provided.

                               A G R E E M E N T

        Based on the recitals set forth above and the mutual promises and other good and valuable consideration, the Company and the Executive hereby agree as follows:

                                   ARTICLE 1

                                   Employment

        1.1 Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement. The Executive hereby represents and warrants to the Company that the execution of this Agreement by the Executive and the Executive's performance of her duties hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement to which the Executive is a party or is bound.


        1.2    Office and Duties.


               (a) Position. The Executive shall serve the Company as Chief Executive Officer, effective from the date hereof. The Executive shall have the responsibility and authority to carry out the duties normally assigned to a Chief Executive Officer and to perform such other duties or hold such other offices as may be authorized and directed from time to time by the Company in the sole discretion of the Board of Directors.


               (b) Commitment. Throughout the Term (as hereinafter defined) of this Agreement, the Executive shall devote substantially all of the Executive's time, energy, skill and efforts to the performance of the Executive's duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and its affiliates (the "AFFILIATES"). The Executive further agrees that, during her employment under this Agreement she will not engage in, or be otherwise interested in, directly or indirectly, any


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        other business or activity that is in conflict or competition with the business of the Company or the Affiliates.

        1.3 Term. The "TERM" (herein so called) of this Agreement shall commence on the date hereof and shall end on July 1, 2000, unless earlier terminated in accordance with the terms of this Agreement or unless extended pursuant to this Section 1.3. After July 1, 2000, this Agreement shall be automatically renewed each July 1 for one-year terms, unless either the Company or the Executive provides written notice of election not to renew, at least ninety (90) days before the applicable July 1.


        1.4    Compensation.


               (a) Base Salary. The Company shall pay the Executive as compensation, in accordance with the Company's ordinary payroll and withholding practices, an aggregate salary ("BASE SALARY") of $200,000 per year during the Term, or such greater amount as shall be approved by the Company's Board of Directors.


               (b) Bonus. The Company shall pay the Executive an annual bonus for each year during the term of this Agreement. Such bonus shall be paid by September 30 of each year (with the first bonus payable by September 30, 1998, relating to the first year of the Term) during the term of this Agreement, and on or before the September 30 immediately following termination of this Agreement under Section 1.3 above. Such annual bonus shall be determined in accordance with the Company's policies as determined from time to time by the Compensation Committee of the Board of Directors.


               (c) Payment and Reimbursement of Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing the Executive's obligations under this Agreement in accordance with the policies and procedures of the Company for its officers, provided that the Executive properly accounts therefor in accordance with the regular policies of the Company.


               (d) Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to participate in or receive benefits under any plan or arrangement generally made available by the Company to its officers and employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.


               (e) Vacations. During the Term and in accordance with the regular policies of the Company, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to


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        time for its officers generally, but not fewer than four (4) weeks in any calendar year (prorated in any calendar year in which the Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which the Executive is so employed). Unused vacation days shall be forfeited or otherwise disposed of pursuant to the Company's policy as in effect from time to time.

               (f) Automobile. During the initial three (3) years of the Term, the Company shall provide the Executive with an automobile (including the payment of maintenance, repairs, insurance and all ancillary costs thereto) suitable for her use in connection with her duties as an executive officer of the Company. Thereafter and for the remainder of the Term, the Company shall pay the Executive $700 per month as an automobile allowance.

        1.5    Termination.

               (a)    By the Company.


                      (i) Nonperformance due to Disability. The Company may
               terminate this Agreement for Nonperformance due to Disability. "NONPERFORMANCE DUE TO DISABILITY" shall exist if because of ill health, physical or mental disability, or any other reason beyond the Executive's control, and notwithstanding reasonable accommodations made by the Company, the Executive shall have been unable, unwilling or shall have failed to perform the essential functions of the Executive's job, as determined in good faith by the Company's Board of Directors, for a period of 180 days in any 365-day period, irrespective of whether or not such days are consecutive.

                      (ii)Cause. The Company may terminate the Executive's employment for Cause. Termination for "CAUSE" shall mean termination because of the Executive's:

                              (A) conviction of, or a plea of nolo contendere
                      to, (x) a felony relating to the Company's or any Affiliate's assets, activities, operations or employees or (y) a felony or a misdemeanor involving moral turpitude that causes harm to the Company or any Affiliate or that, in the good faith judgment of the Company has damaged or interfered with the Company's or any Affiliate's relationships with its customers, suppliers, employees or other agents;

                              (B) substance abuse or illegal use of drugs that
                      impairs the Executive's performance, that causes harm to the Company or that, in the reasonable judgment of the Company,



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                      has damaged or interfered with the Company's or any
                      Affiliate's relationships with its customers, suppliers, employees or other agents;

                              (C) frequent or habitual tardiness, absenteeism,
                      failure to meet performance standards that the Board of Directors of the Company in good faith believes to be either reasonable in light of the Executive's experience and training or consistent with past practices, insubordination, material violation of Company policy or material breach by the Executive of this Agreement, other than a breach of Section 2.2 (Confidential Information) or Section 2.3 (Noncompetition); provided, however, that the foregoing clause (C) shall not constitute Cause unless (x) the Company first notifies the Executive in writing of her inadequate performance, specifying in reasonable detail the basis therefor and stating that it is grounds for termination for Cause and (y) the Executive then fails to finally cure such matter within thirty (30) business days after such notice is sent or given under this Agreement;

                              (D) commission of an act of fraud, illegality,
                      theft or dishonesty in the course of the Executive's employment with the Company and relating to the Company's or any Affiliate's assets, activities, operations or employees; or

                              (E) breach by the Executive of Section 2.2
                      (Confidential Information) or Section 2.3
                      (Noncompetition) of this Agreement; provided, however, that the foregoing clause (E) shall not constitute Cause unless (x) the Company first notifies the Executive in writing of her breach or alleged breach of Section 2.2 or
                      Section 2.3, specifying in reasonable detail the basis therefor and stating that it is grounds for termination for Cause and (y) the Executive then fails promptly (but in any event not later than the earlier of the tenth business day after such notice is given or the third business day after such notice is received) to cease the actions or inactions that constitute the basis for the breach or alleged breach of Section 2.2 or 2.3.

               The Company may terminate the Executive's employment Without Cause, subject to the provisions of Section 1.6(c) (Termination by the Company Without Cause or by the Executive for Company Breach). Termination "WITHOUT CAUSE" shall mean termination of the Executive's employment by the Company other than termination for Cause or for Nonperformance due to Disability.


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               (b)    By the Executive.


                      (i) Company Breach. The Executive may terminate the Executive's employment hereunder for Company Breach. For purposes of this Agreement "COMPANY BREACH" shall mean:

                              (A) any material breach of this Agreement by the
                      Company; provided, however, that a material breach hereof by the Company shall not constitute Company Breach unless
                      (i) the Executive notifies the Company in writing of the breach, specifying in reasonable detail the nature of the breach and stating that such breach constitutes grounds for Company Breach and (ii) the Company fails to cure such breach within thirty (30) business days after such notice is sent or given hereunder; or

                              (B) the assignment to the Executive of any duties
                      materially inconsistent with her position, duties, responsibilities and status with the Company.

                      (ii) Without Good Reason. During the Term, the Executive may terminate the Executive's employment Without Good Reason. Termination "WITHOUT GOOD REASON" shall mean termination of the Executive's employment by the Executive other than termination for Company Breach.

               (c) Explanation of Termination of Employment. In addition to any notice required by Sections 1.5(a)(ii) or 1.5(b)(i) any party terminating this Agreement shall give prompt written notice ("NOTICE OF TERMINATION") to the other party hereto advising such other party of the termination hereof. Within thirty (30) business days after the Notice of Termination is sent, the terminating party shall deliver to the other party hereto a written explanation, which shall state in reasonable detail the basis for such termination and shall indicate whether termination is being made for Cause, Without Cause or for Nonperformance due to Disability (if the Company has terminated the Agreement) or for Company Breach or Without Good Reason (if the Executive has terminated the Agreement).

               (d) Date of Termination. "DATE OF TERMINATION" shall mean the date on which Notice of Termination is sent or given under this Agreement or the date of the Executive's death.

        1.6    Compensation Upon Termination.

               (a) Termination by the Company for Nonperformance due to Disability. If the Company shall terminate the Executive's employment


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        Without Cause or for Nonperformance due to Disability then the
        Company's obligation to pay salary and benefits pursuant to Section 1.4 (Compensation) shall terminate, except that the Company shall pay the Executive and, if applicable, the Executive's heirs (i) accrued but unpaid salary and benefits pursuant to Sections 1.4(a) (Base Salary), 1.4(b) (Discretionary Bonus) and 1.4(c) (Payment and Reimbursement of Expenses) through the Date of Termination, (ii) payment for untaken vacation accrued pursuant to Section 1.4(e) (Vacations) through the Date of Termination, (iii) the benefits set forth in Section 1.6(d) (Severance Benefits) below for twelve (12) months, as if the Executive remained in the employment of the Company and (iv) an amount equal to
        (x) two multiplied by the Base Salary for the last year of this Agreement (including both the initial term and all renewal terms) plus
        (y) one hundred percent (100%) of the Executive's bonus relating to the last year of this Agreement (including both the initial term and all renewal terms) (provided that if such termination occurs prior to the payment of the first annual bonus hereunder, such annual bonus shall be presumed to be $100,000).

               (b) Termination by the Company for Cause or by the Executive Without Good Reason. If the Company shall terminate the Executive's employment for Cause or if the Executive shall terminate the Executive's employment Without Good Reason, then the Company's obligation to pay salary and benefits pursuant to Section 1.4 (Compensation) shall terminate, except that the Company shall pay the Executive's accrued but unpaid salary and benefits pursuant to Sections 1.4(a) (Base Salary) and 1.4(c) (Payment and Reimbursement of Expenses) through the Date of Termination.

               (c) Termination by the Company Without Cause or by the Executive for Company Breach. If the Company shall terminate the Executive's employment Without Cause or if the Executive shall terminate her employment for Company Breach, then the Company shall pay the Executive and, if applicable, the Executive's heirs (i) accrued but unpaid salary and benefits pursuant to Sections 1.4(a) (Base Salary), 1.4(b) (Discretionary Bonus) and 1.4(c) (Payment and Reimbursement of Expenses) through the Date of Termination, (ii) payment for untaken vacation accrued pursuant to Section 1.4(e) (Vacations), (iii) the benefits set forth in Section 1.6(d) (Severance Benefits) for twelve
        (12) months, as if the Executive remained in the employment of the Company and (iv) in lieu of any further salary payments for periods subsequent to the Date of Termination, an amount equal to (x) two multiplied by the Base Salary for the last year of this Agreement (including both the initial term and all renewal terms) plus (y) one hundred percent (100%) of the Executive's bonus relating to the last year of this Agreement (including both the initial term and all renewal terms) (provided that if such termination occurs prior to the payment of the first annual bonus hereunder, such annual bonus shall be presumed to be $100,000).



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               (d) Severance Benefits. Upon termination of the Executive's employment during the Term by the Company for Nonperformance due to Disability, by the Company Without Cause or by the Executive for Company Breach, the Company shall permit the Executive and, if applicable, the Executive's heirs, to continue to participate in the Company's employee benefit plans, to the extent required by law and subject to the terms and conditions of such employee benefit plans.


               (e) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 1.6 (Compensation Upon Termination) by seeking other employment or otherwise.


        1.7 Death of Executive. If the Executive dies prior to the expiration of the Term hereof, then the Executive's employment and other obligations hereunder shall automatically terminate and the Company's obligation to pay salary and benefits pursuant to Section 1.4 (Compensation) shall terminate, except that (a) the Company shall pay the Executive's estate the accrued but unpaid salary and benefits pursuant to Section 1.4(a) (Base Salary), 1.4(b) (Discretionary Bonus) and 1.4(c) (Payment and Reimbursement of Expenses) through the end of the month in which the Executive's death occurs and (b) the Executive's heirs will be eligible to receive the benefits set forth in Section 1.6(d) (Severance Benefits) above for twelve (12) months, as if the Executive remained in the employment of the Company.


        1.8 Company Successors. The Company will require and cause any successor to all or substantially all of the business or assets of the Company (whether direct or indirect by purchase, merger, consolidation, reorganization, liquidation or otherwise), by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.


        1.9 Tax Withholding. The Company shall deduct or withhold from any amounts paid to Executive hereunder all federal, state and local income tax, Social Security, FICA, FUTA and other amounts that the Company determines are required by law to be withheld.

                                   ARTICLE 2

                       Confidentiality and Noncompetition

        2.1 Acknowledgments by the Executive. The Executive acknowledges that
(a) she has occupied a position of trust and confidence with the Company and the Affiliates prior to the date hereof and has, or has had the opportunity to, become familiar with the following, any and all of which constitute confidential information of the Company or the Affiliates, (collectively, the "CONFIDENTIAL INFORMATION"):


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(i) any and all trade secrets and proprietary technology concerning the business and affairs of the Company or the Affiliates, product pricing, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned product development, supplier lists, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company or the Affiliates and any other information, whether or not documented in any manner, of the Company or the Affiliates that is a trade secret within the meaning of applicable trade secret law; (ii) any and all information concerning the businesses and affairs of the Company and the Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, new product development information, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company or the Affiliates containing or based, in whole or in part, on any information included in the foregoing; (b) the businesses of the Company and the Affiliates is national in scope; (c) their products and services are marketed throughout the United States; (d) the Company and the Affiliates compete with other businesses that are or could be located in any part of the United States; (e) the provisions of Sections 2.2 (Confidential Information) and 2.3 (Noncompetition) of this Agreement are reasonable and necessary to protect and preserve the businesses of its Company and the Affiliates, and (g) the Company and the Affiliates would be irreparably damaged if Executive were to breach the covenants set forth in Sections 2.2 and 2.3 of this Agreement.

        2.2 Confidential Information. The Executive acknowledges and agrees that all Confidential Information known or obtained by the Executive, whether before or after the date hereof, is the property of the Company or the Affiliates. Therefore, the Executive agrees that she shall not, at any time, disclose to any unauthorized individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi-governmental authority of any nature, or other entity (collectively, a "PERSON") or use for her own account or for the benefit of any third party any Confidential Information, whether the Executive has such information in her memory or embodied in writing or other physical form, without the Company's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Executive's actions or the actions of any other Person bound by a duty of confidentiality to the Company or the Affiliates. If the Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then the


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Executive will give the Company prompt notice to that effect, and will cooperate with the Company if the Company seeks to obtain a protective order concerning the Confidential Information. The Executive will disclose only such Confidential Information as her counsel shall advise is legally required. The Executive agrees to deliver to the Company, at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and the Affiliates and any other Confidential Information that the Executive may then possess or have under her control.

        2.3    Noncompetition.

               (a) During the Term of this Agreement, the Company agrees to provide the Executive with continued access to Confidential Information, including Confidential Information regarding refinements in the Company's proprietary technologies and strategic planning for new products and refinements to existing products and attendance at the training programs conducted by the Company regarding sales and marketing and underwriting and purchasing of new and existing products.


               (b) As an inducement for the Company's agreement in Section 2.3(a) and in exchange for the other consideration provided by the Company under this Agreement, for a period of twenty-four (24) months from the last day of the Term (the "NONCOMPETITION PERIOD"):

                      (i) the Executive shall not, directly or indirectly,
               engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend her name or any similar name to, lend her credit to, or render services or advice to, (A) any business that is involved in the design, manufacturing, marketing, distribution or sale of ergonomic chairs and other office products (the "BUSINESS") in any foreign country or state in the United States where (as of the end of the Term) the Company or any Affiliate is engaged in the Business, or where the Executive has been involved in strategic planning on behalf of the Company or any Affiliate to do the Business; provided, however, in each case, that the Executive may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope and that her skills and




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               experience will allow her to earn a substantial income while still abiding by the restrictions contained in this Agreement;

                      (ii) the Executive shall not, directly or indirectly,
               either for herself or any other Person; (A) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or any Affiliate; (B) in any such way interfere with the relationship between the Company or any Affiliate and any employee thereof; (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, in any business engaged in the Business, any employee of the Company or any Affiliate; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or any Affiliate to cease doing business with the Company or any Affiliate, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or any Affiliate; and

                      (iii) the Executive shall not, directly or indirectly,
               either for herself or any other Person, solicit the business of any Person known to the Executive to be a customer or potential customer of the Company (meaning a Person with which the Company has contacted or has developed plans to contact regarding establishing a customer relationship) or any Affiliate, whether or not the Executive had personal contact with such Person, with respect to products, services or other business activities which compete in whole or in part with the products, services or other business activities of the Company or any Affiliate of the Company; and

               (c) The Executive shall not, at any time during or after the

        Term, disparage the Company or any Affiliate, or any of their respective partners, shareholders, directors, officers, employees, or agents.

               (d) The Company may extend the Noncompetition Period for an additional twelve (12) month period by providing the Executive written notice of such extension not more than thirty (30) days after the last day of the Term; provided, however, that the Executive, as consideration for such extension of the Noncompetition Period, shall be entitled to receive (i) the benefits set forth in Section 1.6(d) (Severance Benefits) for such twelve (12) month period, as if the Executive remained in the employment of the Company and (ii) an amount equal to (x) the Base Salary for the last year of the Term (including both the initial term and all renewal terms) plus (y) fifty percent (50%) of the Executive's bonus relating to the last year of the Term (including both the initial term and all renewal terms) (provided that if the Executive is terminated prior to the payment of the first annual bonus hereunder, such annual bonus shall be presumed to be $100,000).



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        2.4 Remedies. If the Executive breaches the covenants set forth in
Sections 2.2 (Confidential Information) or 2.3 (Noncompetition) of this Agreement, then the Company or any Affiliate shall be entitled to the following remedies:


               (a) damages from the Executive;

               (b) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 2.2 and 2.3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach.

The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                                   ARTICLE 3

                                 Miscellaneous

        3.1 Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Executive's spouse, heirs, assigns, executors or personal or legal representatives (collectively, the "EXECUTIVE REPRESENTATIVES") against the Company or any Company Representative (defined below) after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of the Executive or any Executive Representative shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period.


        3.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        3.3 Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.


        3.4 Executive's Sole Remedy. The Executive's and the Executive Representatives' sole remedy shall be against the Company (or any assignee or successor to all or substantially all the assets of the Company or any transferee in receipt of material assets of the Company transferred in fraud of creditors



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(collectively, "ASSIGNS")) for any Executive Claim (defined below). The
Executive and the Executive Representatives shall have no claim or right of any nature whatsoever against any of the Company's or its Affiliates' directors, officers, employees, direct or indirect stockholders, owners, trustees, beneficiaries or agents, irrespective of when any such person held such status (collectively, the "COMPANY REPRESENTATIVES") (other than Assigns) arising out of any Executive Claim. The Executive, on her own behalf and on behalf of the Executive Representatives, hereby releases and covenants not to sue any person other than the Company or its Assigns over any Executive Claim. The Affiliates shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 3.4 (Executive's Sole Remedy) against the Executive and the Executive Representatives. Except as set forth in the immediately-preceding sentence, nothing herein, express or implied, is intended to confer upon any party, other than the parties hereto and the Company's Assigns, any rights, remedies, obligations or liabilities under or by reason hereof and no person who is not a party hereto may rely on the terms hereof.

        Upon termination of the Executive's employment, the sole claim of the Executive and the Executive Representatives against the Company and its Assigns for Executive Claims will be for the amounts described in Section 1.6 (Compensation Upon Termination), Section 1.7 (Death of Executive) and Section
3.9 (Governing Law) and the Executive and the Executive Representatives shall have no claim against the Company or its Assigns for any Executive Claim, other than those set forth in Sections 1.6, 1.7 and 3.9, or against any Company Representative (other than Assigns) for Executive Claims, including without limitation any claim for damages of any nature, be they actual, direct, indirect, special, punitive or consequential. The Executive, on her own behalf and on behalf of the Executive Representatives, hereby releases and covenants not to sue for, collect or otherwise recover any amount against the Company or its Assigns for any Executive Claim, other than the amounts set forth in Sections 1.6, 1.7 and 3.9, or against any Company Representative (other than Assigns) for any Executive Claim. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE LIMITATIONS ON THE EXECUTIVE'S REMEDIES EXPRESSED IN THIS SECTION 2.4 (EXECUTIVE'S SOLE REMEDY) APPLY WITHOUT LIMITATION TO EXECUTIVE CLAIMS RELATING TO NEGLIGENCE.

        "EXECUTIVE CLAIM" shall mean any claim, liability or obligation of any nature whatsoever arising out of this Agreement or an alleged breach of this Agreement or for any other claim arising out of the Executive's employment by the Company or the termination thereof; provided, however, that the term "Executive Claim" shall not include (a) claims arising in favor of creditors of the Company generally, including claims arising out of any fraudulent conveyance or other transfer of assets in fraud of creditors or (b) any claim against any insurance carrier for worker's compensation benefits.

        3.5 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid with return receipt requested, telecopy (with hardcopy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto.

        If to Executive:      Rebecca Boenigk
                              3904 North Texas Avenue
                              Bryan, Texas  77803
                              (409) 778-0408 (fax)

        If to Company:        NEUTRAL POSTURE ERGONOMICS, INC.
                              3904 North Texas Avenue
                              Bryan, Texas  77803
                              Attn:  President
                              (409) 778-0408 (fax)

        3.6 Provisions Separable. The provisions hereof are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement, or the application thereof to any situation or circumstance, shall be invalid or unenforceable in whole or in part, then the parties shall seek in good faith to replace any such legally invalid provision or portion thereof with a valid provision that, in effect, will most nearly effectuate the parties' intentions in entering into this Agreement. If the parties are not able to agree on a substitute provision within thirty (30) days after the provision initially is determined to be invalid or unenforceable, then the parties agree that the invalid or unenforceable provision or portion thereof shall be reformed pursuant to Section 3.10 (Dispute Resolution) and the new provision shall be one that, in effect, will most nearly effectuate the parties' intentions in entering into this Agreement.

        3.7 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to employment, compensation and benefits of the Executive, and supersede all other prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Executive or any of their respective Affiliates relating to the subject matter of this Agreement, which other prior and contemporaneous agreements and understandings, inducements or conditions shall be deemed terminated effective immediately. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.


        3.8 Headings; Index. The headings of paragraphs and Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions hereof. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.


        3.9 Governing Law; Attorneys' Fees. This Agreement shall be governed by and construed, interpreted and applied in accordance with the laws of the State of Texas, excluding any choice-of-law rules that would refer the matter to the laws of another jurisdiction.

        Subject to Section 3.10 (Dispute Resolution), each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas in Dallas County, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any other party.

        Subject to Section 3.10 (Dispute Resolution), to the extent permitted by applicable law, Executive hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such action, any claim (a) that it is not subject to the jurisdiction of the above-named courts, (b) that the action is brought in an inconvenient forum, (c) that it is immune from any legal process with respect to itself or its property, (d) that the venue of the suit, action or proceeding is improper, or (e) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

        The prevailing party in any action or proceeding relating to this Agreement shall be entitled to recover reasonable attorneys' fees and other costs from the non-prevailing parties, in addition to any other relief to which such prevailing party may be entitled.

        3.10   Dispute Resolution.

               (a) Arbitration. All disputes and controversies of every kind and nature between the parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be settled exclusively by arbitration, conducted before a single arbitrator named by the American Arbitration Association, in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and applying the substantive laws of the State of Texas (excluding conflict of laws provisions). Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of Article 2 hereof, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company posting any bond. Except as set forth in Section 3.10(b) (Emergency Relief), the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration hereof.

        Neither any party hereto nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of the other party; nor will any party hereto disclose to any third party any confidential information disclosed by any other party hereto in the course of an arbitration hereunder without the prior written consent of such other party.

               (b) Emergency Relief. Notwithstanding anything in this Section
        3.10 (Dispute Resolution) to the contrary and subject to the provisions of Sections 3.9 (Governing Law; Attorneys' Fees), either party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy.

        3.11 Indemnification. The Company shall indemnify and hold harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that she is or was an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

        3.12 Survival. The covenants and agreements of the parties set forth in
Article 2 (Confidentiality and Noncompetition) and this Article 3
(Miscellaneous) are of a continuing nature and shall survive the expiration, termination or cancellation hereof, regardless of the reason therefor.

        3.13 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the Company's successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, or otherwise to all or substantially all of the business or assets of the Company, and the Executive's spouses, heirs, and personal and legal representatives.

        3.14 Assignment. The Executive's obligations hereunder are personal and may not be assigned (whether voluntarily, involuntarily or by operation of law) without the prior written consent of the Company. Any such attempted assignment shall be null and void.

        3.15 Amendment. This Agreement may be amended or modified only by written instrument duly executed by the Company and the Executive.

        3.16 Voluntary Agreement. The Executive acknowledges that she has had sufficient time and opportunity to read and understand this Agreement and to consult with her legal counsel and other advisors regarding the terms and conditions set forth in this Agreement.

                                   * * * * *

        This Agreement has been executed and delivered as of the date first written above.

                                        NEUTRAL POSTURE ERGONOMICS, INC.


                                        By: /s/ DAVID W. CAMPBELL
                                           -------------------------------
                                        Name: David W. Campbell
                                             -----------------------------
                                        Title: President
                                              ----------------------------

                                        /s/ REBECCA BOENIGK
                                        ----------------------------------
                                        Rebecca Boenigk